Exhibit 3.5

LIMITED LIABILITY COMPANY

AGREEMENT OF

MAHI LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, as amended and restated from time to time, this “Agreement”) of Mahi LLC, a Delaware limited liability company (the “Company”), is entered into as of the 27th day of April, 2018, by Marathon Petroleum Corporation, a Delaware corporation as sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del. C. §18- 101, et seq.) (the “Act”), and hereby agree as follows:

1. Name. The name of the limited liability company is Mahi LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, without limitation, purchasing, selling, investing and trading in investments of every kind. The Company shall have the power to make and perform all contracts and to engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to it as a limited liability company under the laws of the State of Delaware.

3. Principal Place of Business and Office. The principal place of business and mailing address of the Company, and the office where the records required by the Act are maintained, is 539 South Main Street, Findlay, Ohio, 45840 or such other location selected, from time to time, by the Member.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Company Trust Company, Company Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Member may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

5. Membership; Membership Interest. The name of the Member is set forth on Schedule A, attached hereto. The Member is admitted to the Company as a member upon execution of this Agreement. The Member shall have an interest in all items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act (“Membership Interest”). Each member’s Membership Interest will be determined based on the percentage of such member’s capital account in relation to the total of the capital accounts of all members of the Company. The initial Membership Interest of the Member is 100%.

6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies formed under the Act. In connection with the foregoing, the Member is hereby authorized and empowered to act through the Company’s officers and employees and other persons designated by the Member in carrying out any and all of the Member’s powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the Member possesses under this Agreement to any of the Company’s officers and employees and to any other person designated by the Member. Any delegation pursuant to this Section may be revoked at any time by the Member. Shane T. Pfleiderer is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any additional certificates or other documents necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Subject to the provisions of the Act and to the decisions and orders of the Member, the day-to-day affairs of the Company will be conducted by the officers of the Company, and the initial officers of the Company are set forth on Schedule B attached hereto. The officers will be agents of the Company authorized to manage the day-to-day operations, business and activities of the Company. The officers of the Company shall exercise such powers and perform such duties as are customarily associated with such offices in Delaware business corporations or as shall be otherwise determined from time to time by the Member. None of the officers of the Company need be a member. Two or more offices may be held by the same person.

The Member may remove any officer so appointed at any time, with or without cause, in its absolute discretion. If any office shall become vacant as a result of the death, resignation or removal of an officer, the Member, in its sole discretion, may appoint a replacement officer.

No officer shall be liable to the Company or the Member for honest mistakes of judgment or for any losses due to such mistakes or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company selected with reasonable care. Subject to the terms of this LLC Agreement, each officer shall be entitled to indemnification from the Company to the fullest extent permitted by Delaware law, but only to the extent such officer’s course of conduct did not constitute gross negligence or willful misconduct.

7. Indemnification.

a) Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Section 7 Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she, or a person for whom he or she is the legal representative, (i) is or was an officer of the Company or a subsidiary of the Company, or (ii) while an officer of the Company or a subsidiary of the Company, is or was serving at the request of the Company or a subsidiary of the Company as an officer, employee or agent of another Company or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans (a “Proceeding”), in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 7, against all expenses (including attorneys’ fees), judgments, fines, liability, loss suffered and amounts paid in settlement actually and reasonably incurred by such Section 7 Person in connection therewith. Such indemnification shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the above, except as otherwise provided in Section 7(c), the Company shall be required to indemnify a Section 7 Person in connection with a Proceeding (or part thereof) commenced by such Section 7 Person only if the commencement of such Proceeding (or part thereof) by the Section 7 Person was authorized by the Member ; provided, however, that this prohibition shall not apply to indemnification or reimbursement limited to and arising out of any counter-claim, cross-claim or third-party claim brought against the Section 7 Person in any Proceeding.

b) Advances of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred by a Section 7 Person in defending any threatened, pending or completed Proceeding, and such advances shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time; provided, however, that, to the extent required by law, any payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt of an undertaking by the Section 7 Person to repay all amounts advanced if it should be ultimately determined that the Section 7 Person is not entitled to be indemnified under this Section 7 or otherwise. Notwithstanding the above, except as otherwise provided in Section 7(c) of this Section 7, the Company shall be required to advance expenses to a Section 7 Person in connection with a Proceeding (or part thereof) commenced by such Section 7 Person only if the commencement of such Proceeding (or part thereof) by the Section 7 Person was authorized by the Member ; provided, however, that this prohibition shall not apply to advancement of expenses limited to and arising out of any counter-claim, cross-claim or third-party claim brought against the Section 7 Person in any Proceeding.

c) Claims. If a claim for indemnification or advancement of expenses under this Section 7 is not paid in full within thirty (30) days after a written claim therefor by the Section 7 Person has been received by the Company, the Section 7 Person may thereupon file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Section 7 Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

d) Nonexclusivity of Rights. Each right conferred on any Section 7 Person by this Section 7 shall be a contract right, but shall not be exclusive of any other rights which such Section 7 Person may have or hereafter acquire under any statute, provision of the Certificate of Formation of the Company, this LLC Agreement, agreement, vote of the Member or otherwise.

e) Other Sources. The Company’s obligation, if any, to indemnify or to advance expenses to any Section 7 Person who was or is serving at its request as an officer, employee or agent of another Company, partnership, joint venture, trust, nonprofit entity or other enterprise shall be reduced by any amount such Section 7 Person may collect as indemnification or advancement of expenses from such other Company, partnership, joint venture, trust, nonprofit entity or other enterprise.

f) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 7 shall not adversely affect any right or protection hereunder of any person in respect of any Proceeding (regardless of when such proceeding is first threatened, commenced or completed and even if such proceeding is not commenced or completed until after such repeal or modification) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

g) Other Indemnification and Advancement of Expenses. This Section 7 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Section 7 Persons when and as authorized by appropriate corporate action.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the last remaining member in the Company, (c) the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, unless the Company is continued without dissolution in a manner permitted by the Act, or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The bankruptcy of the Member (as defined in the Act) shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

9. Capital. The capital of the Company shall consist of the capital contributions of the Member, as set forth in Schedule A, which shall be payable at such times as the Member shall determine.

10. Allocation of Profits and Losses. All of the Company’s profits and losses shall be allocated to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined at the discretion of the Member. The Company shall not be required to make any distribution to the extent that it violates the Act or other applicable law.

12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company as a member of the Company with the consent of the Member and upon such person’s or entity’s execution of a counterpart to this Agreement.

13. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

14. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the Member.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, with all rights and remedies being governed by said laws.

16. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date and year first written above.

SOLE MEMBER:

MARATHON PETROLEUM CORPORATION

By:	/s/ Gary R. Heminger
Name: Gary R. Heminger Title: Chief Executive Officer

[Signature Page to LLC Agreement of Mahi LLC]

SCHEDULE A

Name	Capital Contribution	Membership Interest
Marathon Petroleum Corporation	$1,000	100%

SCHEDULE B

OFFICERS

1.	Gary R. Heminger – President
2.	Donald C. Templin – Vice President
3.	Molly R. Benson – Secretary
4.	Timothy T. Griffith – Treasurer

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